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Exhibit 23


                              ACCOUNTANTS' CONSENT



The Board of Directors
Hawaiian Airlines, Inc.:

We consent to incorporation by reference in Registration Statement Nos. 033-064299, 333-09667, 333-09669, 333-09671, and 333-09673 on Form S-8 of
Hawaiian Airlines, Inc. of our reports dated March 11, 1999, relating to the balance sheets of Hawaiian Airlines, Inc. as of December 31, 1998 and 1997, and the related statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, and relating to the financial statement schedule of Hawaiian Airlines, Inc. for the three-year period ended December 31, 1998, which reports appear in the December 31, 1998 annual report on Form 10-K of Hawaiian Airlines, Inc.

/s/  KPMG LLP
Honolulu, Hawaii
March 26, 1999